Exhibit 99.1

Alliant Pharmaceuticals, Inc.

Financial Statements

Year Ended December 31, 2006

Year to date June 12, 2007

Alliant Pharmaceuticals, Inc.

Financial Statements

Year Ended December 31, 2006

Year to date June 12, 2007

Alliant Pharmaceuticals, Inc.

BDO Seidman, LLP Accountants and Consultants	1100 Peachtree Street, Suite 700 Atlanta, Georgia 30309-4516 Telephone: 404-688-6841 Fax: 404-688-1075

Independent Auditors’ Report

Alliant Pharmaceuticals, Inc.

Alpharetta, Georgia

We have audited the accompanying balance sheet of Alliant Pharmaceuticals, Inc. as of December 31, 2006 and the related statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alliant Pharmaceuticals, Inc. at December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

May 23, 2007

Alliant Pharmaceuticals, Inc.

Balance Sheets

(in thousands, except share data)

Assets

	June 12, 2007
	(unaudited)	December 31, 2006
Current
Cash and cash equivalents	$1,869	$3
Accounts receivable, net of allowance of $186 and $664 at June 12, 2007 and December 31, 2006, respectively.	2,977	8,939
Inventories	1,181	2,618
Other current assets	1,328	259

Total current assets	7,355	11,819

Other assets
Intangibles, net	17,656	18,215
Property and equipment, net	129	87

Total other assets	17,785	18,302

Total assets	$25,140	$30,121

See accompanying notes to financial statements.

Alliant Pharmaceuticals, Inc.

Balance Sheets

(in thousands, except share data)

Liabilities and Stockholder’s Equity

	June 12, 2007
	(unaudited)	December 31, 2006
Current liabilities

Checks in excess of cash	$—	$66
Accounts payable	5,172	10,689
Accrued expenses	5,335	1,341
Current portion of long-term debt	17,369	12,630
Reserve for Medicaid	2,177	2,638

Total current liabilities	30,053	27,364

Long-term liabilities	7	11

Total liabilities	30,060	27,375

Stockholders’ equity (deficit)
Common stock, no par value; 40,000,000 shares authorized; 14,953,308 and 14,212,480 shares issued and outstanding at June 12, 2007 and December 31, 2007, respectively	3,554	3,028
Additional paid in capital	3,521	301
Shareholder subscriptions	—	(1,579)
Retained earnings (deficit) (see Note 10)	(11,995)	996

Total stockholders’ equity (deficit)	(4,920)	2,746

Total liabilities and stockholders’ equity (deficit)	$25,140	$30,121

See accompanying notes to financial statements.

Alliant Pharmaceuticals, Inc.

Statements of Operations

(in thousands)

	Year to date June 12, 2007	Six months ended June 30, 2006	Year Ended
	(unaudited)	(unaudited)	December 31, 2006
Net sales	$9,531	$14,721	$41,438

Cost of goods sold	6,233	10,763	26,450

Gross profit	3,298	3,958	14,988

Selling, general and administrative expenses	13,775	3,664	13,831

Research and development	112	—	—

Depreciation and amortization	589	345	709

Operating income (loss)	(11,178)	(51)	448

Other income (expense), net
Interest expense	(498)	(18)	(442)
Interest income	45	142	213
Other	—	—	16

Total other expense	(453)	124	(213)

Net income (loss)	$(11,631)	$73	$235

See accompanying notes to financial statements.

Alliant Pharmaceuticals, Inc.

Statement of Stockholders’ Equity

(in thousands, except share data)

			Additional
	Common Stock		Paid-in	Shareholder	Retained
	Shares	Amount	Capital	Subscriptions	Earnings	Total

Balance, December 31, 2005	12,000,000	$1,468	$—	$—	$4,506	$5,974

Stock options exercised	60,000	43	—	—	—	43

Stock options and warrants exercised with subscriptions	2,152,480	1,517	—	(1,517)	—	—

Accrued interest on subscriptions receivable	—	—	—	(62)	—	(62)

Share based compensation and commitment fee expense	—	—	301	—	—	301

Distributions	—	—	—	—	(3,745)	(3,745)

Net income	—	—	—	—	235	235

Balance, December 31, 2006	14,212,480	3,028	301	(1,579)	996	2,746

Period ended June 12, 2007 (unaudited)

Stock options exercised	8,500	6	—	—	—	6

Stock options and warrants exercised with subscriptions	732,328	520	—	(520)	—	—

Share based compensation and commitment fee expense	—	—	3,220	—	—	3,220

Forgiveness of shareholder subscriptions	—	—	—	2,099	—	2,099

Distributions	—	—	—	—	(1,360)	(1,360)

Net loss	—	—	—	—	(11,631)	(11,631)

Balance, June 12, 2007 (unaudited)	14,953,308	$3,554	$3,521	$—	$(11,995)	$(4,920)

See accompanying notes to financial statements.

Alliant Pharmaceuticals, Inc.

Statements of Cash Flows
(in thousands)

	Year to date June 12, 2007 (unaudited)	Six Months Ended June 30, 2006 (unaudited)	For the year ended December 31, 2006
Cash flows from operating activities
Net income (loss)	$(11,631)	$73	$235
Adjustments to reconciled net income to net cash provided by operating activities:
Depreciation and amortization	589	354	709
Non-cash compensation and commitment fee expense	3,220	23	301
Non-cash interest income	195	5	(62)
Non-cash forgiveness of shareholder subscriptions	2,099	—	—
Change in operating assets and liabilities:
Accounts receivable	5,964	4,363	(1,731)
Inventories	1,437	(781)	(2,393)
Other current assets and other assets	(1,152)	1,340	(182)
Accounts payable	(5,517)	(5,188)	1,852
Reserve for Medicaid	(461)	536	1,448
Accrued expenses and other liabilities	5,873	3,860	660

Net cash provided by operating activities	616	4,585	837

Cash flows from investing activities
Purchase of intangible assets	(19)	(14,004)	(14,380)
Purchase of property and equipment	(53)	(15)	(51)
Proceeds from sales of marketable securities	—	2,000	2,000

Net cash used in investing activities	(72)	(12,019)	(12,431)

Cash flows from financing activities
Payments on long-term debt	(3,710)	(5)	(5)
Payments of capitalized finance costs	(114)	(75)	1,623
Proceeds from long-term debt	6,500	7,000	7,000
Shareholder distributions	(1,360)	(3,745)	(3,745)
Net proceeds from exercise of stock options	6	—	43

Net cash provided by financing activities	1,322	3,175	4,916

Net change in cash and cash equivalents	1,866	(4,259)	(6,678)

Cash and cash equivalents, beginning of year	3	6,681	6,681

Cash and cash equivalents, end of period	$1,869	$2,422	$3

Supplemental cash flow information

Cash paid for interest	$—	$—	$381

Non-cash purchase of intangibles	—	4,000	4,000

Issuance of stock for subscription receivable	—	—	1,517

See accompanying notes to financial statements.

Alliant Pharmaceuticals, Inc.

Notes to Financial Statements

1.             Summary of Significant Accounting Policies

Alliant Pharmaceuticals, Inc., (the “Company”) was founded in 2002 and is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products for the pediatric and pediatric specialty markets.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Unaudited Interim Financial Information

The accompanying unaudited interim consolidated balance sheet as of June 30, 2007, the consolidated statements of operations for the periods ended June 30, 2006 and 2007, the consolidated statements of cash flows for the periods ended June 30, 2006 and 2007 and the consolidated statement of stockholders’ deficit for the period ended June 30, 2007 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of the Company’s financial statements. The results for the period ended June 30, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007.

Revenue Recognition

For those products owned by the Company or where it has entered into agreements to distribute and take title to the product, revenues are recognized when product is delivered to the wholesalers. The Company also distributes products in connection with an exclusive Promotion Agreement (“Promotion Agreement”) (Note 5) whereby the Company markets and sells the products under its name and reimburses the pharmaceutical manufacturer for the inventory based on a formula fully defined in the Promotion Agreement. The Company has evaluated these transactions using the provisions of Emerging Issues Task Force (“EITF”) 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”. In accordance with EITF 99-19, the Company has determined among other things, it is the primary obligor as well as retains the credit risk on each transaction. Accordingly, revenue on these transactions is recorded on a gross basis and is recognized when the products are delivered from the manufacturer to the wholesaler.

Revenue Deductions

Rebate costs, which are recorded as a reduction of sales, include estimated amounts for volume rebate programs, contractual price reductions with wholesalers and managed care providers, Medicaid rebates and certain other sales related deductions. Provision for these estimated costs are recorded at the time of sale and are periodically adjusted to reflect actual experiences.

Product Returns

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 48, “Revenue Recognition When Right of Return Exists,” a provision for these estimated returns is recorded at the time of sale based on historical returns of the product, product specific information provided by customers and information obtained from independent sources regarding the levels of inventory being held by customers, as well as overall purchasing patterns by customers. The provision is periodically adjusted to reflect actual experience. These costs are recorded as a reduction of sales.

Cost of Revenues

Cost of revenues is comprised of purchased product costs and freight-out. Costs related to freight-out totaled $0.9 million for the year ended December 31, 2006 and for the period ended June 12, 2007 was $0.9 million. The Company does not bill customers for freight costs.

Cash and Cash Equivalents

The Company considers those investments that are highly liquid and readily convertible to cash with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

The Company extends credit on an uncollateralized basis primarily to wholesale drug distributors and retail pharmacy chains throughout the U.S. The Company is required to estimate the level of accounts receivable which ultimately will not be paid. The Company calculates this estimate based on prior experience supplemented by a periodic customer specific review when needed. Historically, the Company has not experienced significant credit losses on its accounts. The Company’s two largest customers accounted for approximately 76% of accounts receivable at December 31, 2006. There have been no significant changes in concentration of credit risk for the period ended June 12, 2007.

Customer	2006

Customer A	58%
Customer B	18%

The following table presents a summary of net sales to significant customers as a percentage of the Company’s total revenues:

Customer	2006

Customer A	35%
Customer B	31%
Customer C	17%

Segment Reporting

The Company is engaged solely in the business of marketing and selling prescription pharmaceutical products. Accordingly, the Company’s business is classified in a single reportable segment.

Inventories

Inventories consist of purchased pharmaceutical products and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method, and market is considered to be net realizable value. Inventories consist of finished product, sample product, and bulk product waiting processing and packaging into finished product. Reserves of $1.2 million and $0.4 million at June 12, 2007 and December 31, 2006, respectively, were recorded for obsolete inventory. Samples primarily consist of product samples used in the sales and marketing efforts of the Company’s products. Samples are expensed upon distribution as a selling expense.

Property and Equipment

Property and equipment is carried at cost. Expenditures for maintenance and repairs are expensed when incurred, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized.

Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are as follows:

Office equipment	3 to 5 years
Furniture and fixtures	7 years

The components of property and equipment at December 31, 2006 are as follows (in thousands):

Office equipment	$48
Furniture and fixtures	66

Property and equipment, gross	114
Less accumulated depreciation	(27)

Property and equipment, net	$87

Depreciation expense related to property and equipment for the year ended December 31, 2006 was $16 thousand.

In the event that facts and circumstances indicate the carrying amounts of property and equipment may be impaired, an evaluation of recoverability is performed using the estimated future undiscounted cash flows associated with the asset compared to the asset’s carrying amount to determine if a write-down is required, pursuant to the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and its related interpretations. Any impairment loss is measured as the difference between the carrying amount and the fair value of the impaired asset. The Company believes there are no impaired assets as of December 31, 2006 or June 12, 2007.

Intangible Assets

Intangible assets, which include agreements to distribute products and the purchase of a pediatric patient respiratory product, are stated at cost, net of accumulated amortization. These costs are capitalized and consist of definite lived assets.

The definite lived assets are amortized on a straight-line basis over the estimated periods benefited by the asset. Amortization of such assets is included in selling, general and administrative expense in the accompanying statements of operations. Amortization expense for the year ended December 31, 2006 totaled $0.7 million. Amortization expense for the period ending June 12, 2007 totaled $0.7 million. In accordance with SFAS No. 144, the Company continually reevaluates the propriety of the carrying amount of the definite lived intangibles as well as the related amortization period to determine whether current events and circumstances warrant adjustments to the carrying values and/or estimates of useful lives. This evaluation is performed using the estimated projected future undiscounted cash flows associated with the asset compared to the asset’s carrying amount to determine if a write-down is required. To the extent such projections indicate that the undiscounted cash flows are not expected to be adequate to recover the carrying amounts, the assets are written down to fair value as determined by discounting future cash flows. The Company believes there are no intangible asset impairments as of December 31, 2006.

These assets are discussed in more detail in Note 5.

Income Taxes

The Company has elected to be taxed under the provisions of subchapter S of the Internal Revenue Code and similar state provisions. As a result, the tax consequences of the Company’s activities are the responsibility of the Company’s shareholders and the Company has no obligation for taxes under the United States Internal Revenue Code and only limited liability in certain state tax jurisdictions which impose income taxes at reduced S corporation tax rates. As a result of Sciele Pharmas’s acquisition of the Company in 2007, the Company is no longer taxed as a subchapter S corporation.

Advertising Costs

The Company charges the costs of advertising to expense as incurred. Advertising expenses were $0.3 million for the year ended December 31, 2006.

Stock Based Compensation

On August 18, 2006, the Board of Directors approved the 2006 Stock Plan (the “2006 Plan”). This plan provided for the granting of incentive stock options, nonqualified stock options, stock awards or stock bonuses, and sales of stock. The 2006 Plan provided for the grants of these options and other awards to officers, directors, full and part-time employees, advisors and consultants. Only full-time employees received incentive stock options. The aggregate number of shares available under the 2006 plan was 4,000,000 shares. Alliant’s compensation committee administered the 2006 Plan and had the sole authority to determine the meaning and application of the terms of the plan and all grant agreements, the persons to whom option or stock grants were made, the nature and amount of option or stock grants, the price to be paid upon exercise of each option, the period within which options may be exercised, the restrictions on stock awards, and the other terms and conditions of awards. All options granted under the 2006 Plan include accelerated vesting provisions in the event of a change in control, as defined in the plan.  The 2006 Plan terminated with the merger with Sciele.  At December 31, 2006, 291,000 shares were subject to outstanding stock-based awards under the 2006 Plan, and there were 3,595,000 shares available for issue pursuant to stock-based awards under the 2006 Plan.  At June 12, 2007, 362,750 options were outstanding under the 2006 Plan.  All shares outstanding were immediately vested upon the date of the acquisition and all option holders were compensated $6.50 per option held.

The weighted average fair value per share of options granted during 2007 and 2006 is estimated at $6.34 and $0.89, respectively. The value of options is estimated on the date of the grant using the following weighted average assumptions:

	2007	2006
Risk-free interest rate	4.79%	4.8%
Expected dividend yield	—	—
Expected lives	6.2 years	5.9 years
Expected volatility	110.7%	111.2%

The Company has granted stock options to officers, directors and employees as follows at December 31, 2006:

	Number of Shares Subject to Issuance	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)

Outstanding at December 31, 2005	—	$—
Granted	428,000	0.71
Cancelled	23,000	0.71
Exercised	114,000	0.71		$8

Outstanding at December 31, 2006	291,000	0.71	9.68 years	$141

Unvested at December 31, 2006	232,675	0.71	9.67 years	$111

Exercisable at December 31, 2006	58,325	$0.71	9.71 years	$30

The Company has granted stock options to officers, directors and employees as follows at June 12, 2007:

	Number of Shares Subject to Issuance	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)
Outstanding at December 31, 2006	291,000	$0.71
Granted	123,500	0.71
Cancelled	43,250	0.71
Exercised	8,500	0.71		$55
Outstanding at June 12, 2007	362,750	$0.71	9.31 years	$1,756
Unvested at June 12, 2007	—	—	—	—
Vested at June 12, 2007	362,750	$0.71	0 years	$1,756

Alliant  recognized $119,152 of stock-based compensation expense for stock options in the year ended December 31, 2006. On June 12, 2007, the Company was acquired by Sciele Pharma, Inc. (see Note 10). As a result of the acquisition, all options were accelerated. The Company recognized $0.1 million relating to option expense for the period ended June 12, 2007. The Company recognized an additional $0.7 million relating to the acceleration of stock options.

The Black-Scholes option valuation model was not developed for use in valuing employee stock options. Instead, this model was developed for use in estimating the fair value of traded options, which have no vesting restrictions, are fully transferable, which differ significantly from the Company’s stock option awards. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility and expected survival rates of the options.

New Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159, The Fair Value for Financial Assets and Financial Liabilities. This Statement permits entities to choose to measure financial assets and liabilities, with certain exceptions, at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. SFAS No. 159 does not have an effect on the Company’s financial statements for the year ended December 31, 2006. The Company has not determined the effect, if any, that the adoption of SFAS No. 159 will have on its financial statements.

On September 29, 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. This Statement requires an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The adoption of SFAS No. 158 did not have a material impact on the Company’s financial statements.

On September 15, 2006, the FASB issued SFAS No. 157, Fair Value Measurements. The Statement provides guidance for using fair value to measure assets and liabilities. This Statement references fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The Statement applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. The Statement does not expand the use of fair value in any new circumstances. It is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS No. 157 is not expected to have a material impact on the Company’s financial statements.

2.                                      Debt

During 2006, the Company obtained a $10 million credit facility (“Credit Agreement”) from a lending institution consisting of a $7 million term loan and a $3 million working capital line of credit, which is secured by substantially all of the assets of the Company. The term loan accrues interest at LIBOR plus the applicable margin (maximum of 3% as fully defined in the Credit Agreement) and requires interest-only payments until February 1, 2007, at which time monthly principal payments of $241,500 are required. The outstanding balance on the term loan together with all accrued but unpaid interest is due on June 1, 2009. The working capital line of credit accrues interest at LIBOR plus the applicable margin (maximum of 3% as fully defined in the Credit Agreement) and requires interest-only payments until September 1, 2007, at which time the outstanding principal balance is due. The interest rate on the Credit Agreement at December 31, 2006 was 8.35%. On June 8, 2007, Alliant increased the working capital line of credit to $4.5 million. Alliant used the additional financing to pay $1.5 million of the $4.0 million milestone to Biomarine for Orapred. The remaining balance on the milestone at the time of the acquisition was $1.5 million, which was paid by Sciele on June 30, 2007.

The Credit Agreement contains customary negative covenants and financial covenants with which the Company was not in full compliance as of December 31, 2006. As a result of the non-compliance, the Company has classified all of the related debt as current liabilities in the accompanying balance sheet. This Credit Agreement was paid in full and terminated when Sciele Pharma acquired the Company in 2007.

The Company received waiver letters for the 3-month periods ended September 30, 2006, December 31, 2006 and March 31, 2007. The March 31, 2007 waiver was provided with the execution of an amendment to the Credit Agreement (Notes 8 and 9).

In March 2007, the Company entered into an additional new revolving line of credit agreement with the same lending institution to borrow up to $6.5 million, which was personally guaranteed by one of the shareholders of the Company (Note 8). The line of credit bears an interest rate of LIBOR plus 1.25% and requires monthly interest-only payments until March 13, 2008 at which time the unpaid balance together with accrued interest is due.

The Company has various other debt arrangements in connection with certain office equipment. The total balance outstanding at December 31, 2006 was $12.6 million. The total balance outstanding at June 12, 2007 was $17.4 million.

3.                                      Common Stock

Common stock consists of 40,000,000 no par value authorized shares of which 30,000,000 shares are voting common stock and 10,000,000 shares are nonvoting common stock. At December 31, 2006, 14,205,480 shares of voting common stock and 7,000 shares of nonvoting common stock were issued and outstanding.

In January 2006, the Company issued 1,846,000 shares of common stock to two existing shareholders at $0.71 per share in exchange for subscriptions receivable evidenced by promissory notes totaling $1,301,430. The promissory notes bear interest at 4.48% per annum with monthly interest-only payments until June 30, 2008, at which time the unpaid principal balance together with accrued interest is due. At June 12, 2007, 14,946,308 shares of voting common stock and 7,000 shares of nonvoting common stock were issued and outstanding.

On June 8, 2006, the Company issued a warrant to purchase 252,480 shares of common stock to a shareholder of the Company in connection with the shareholder signing a Capital Call Agreement. Additional warrants will be issued to the shareholder in increments of 7,832.49 shares of common stock for each $100,000 draw under the Capital Call Agreement, or any pro rata portion thereof, for a maximum of 626,599 shares of common stock. The 252,480 warrants were immediately exercisable at $0.71 per share and were exercised on August 31, 2006 in exchange for a subscription receivable evidenced by a promissory note totaling $177,998. The promissory note bears interest at 5.26% per annum with monthly interest-only payments until June 30, 2008, at which time the unpaid principal balance together with accrued interest is due. The Company recognized expenses of $0.5 million in 2006 related to the warrants. This promissory note was written-off as part of the acquisition by Sciele Pharma on June 12, 2007 (see Note 10).

The warrants issued in connection with the Capital Call Agreement have been accounted for in accordance with SFAS 123(R), “Share-Based Payment”, and EITF No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” The fair value of the warrants in the amount of $181,936 has been recorded as a commitment fee and included in selling, general and administrative expenses in the Company’s statement of operations.

On June 30, 2006, the Company entered into a Plan and Agreement of Recapitalization with the shareholders to adopt a stock option plan to provide incentives to its employees and consultants. In addition, through this Agreement, the Company declared a 100 to 1 stock split, resulting in 13,707,540 additional shares being issued on a pro rata basis to existing share holders. This agreement provided for the avoidance of excessive dilution of current ownership and issuance of fractional shares to existing shareholders due to the implementation of the stock option plan. This stock split was reflected retroactively for all periods presented.

On October 30, 2006 and December 12, 2006, shareholders of the Company exercised 26,000 and 28,000 stock options in exchange for subscriptions receivable evidenced by promissory notes in the amounts of $18,330 and $19,740, respectively. The October 30 and December 12, 2006 promissory notes bear interest at 5.00% and 4.97%, respectively, per annum and have monthly interest-only payments until December 31, 2008, at which time the unpaid principal balance together with accrued interest is due.

All five of the above promissory notes are in default with the payment terms of the Agreements. The Company is entitled to a default interest rate of 12% on each of the notes, but has not accrued for this amount as the Company does not anticipate collecting the amounts.

4.                                      Accrued Expenses

Accrued expenses consist of the following (in thousands):

	June 12, 2007
	(unaudited)	December 31, 2006
Accrued royalties	$318	$233
Accrued chargebacks	—	92
Contract accrual	911	911
Accrued returns	3,759	—
Other	347	105

	$5,335	$1,341

5.                                      Acquisitions, Intangible Assets, License Agreements, and Product Rights

During December 2006, the Company entered into a co-promotion agreement for a pharmaceutical product (“Allegra”) with a pharmaceutical company which is effective January 1, 2007. Under the agreement, the Company will receive ongoing promotional fees and will be entitled to additional incentive fees after certain dollar baseline targets are met. External costs associated with entering into this agreement were expensed as incurred.

During March 2006, the Company entered into a license agreement for a pharmaceutical product (“Orapred”) with a pharmaceutical company. The total payments due under the license agreement are $18 million plus royalty payments. $14 million of the purchase price was paid during 2006. The remaining $4 million is due one year from the commercial launch date which is June 1, 2007 and is included in the current portion of long-term debt in the Company’s balance sheet at December 31, 2006.

In connection with the Orapred license agreement, the Company incurred a total of $18.4 million in license fees and other related expenses which have been recorded as intangible assets and are being amortized over a period of 15 years. The accumulated amortization of Orapred was $0.7 million and $1.2 million at December 31, 2006 and June 12, 2007, respectively.

During 2005, the Company entered into a Promotion Agreement for a pharmaceutical product (“Lindane”) with a pharmaceutical manufacturer, whereby the Company is the sole distributor of the Lindane product. The agreement has minimum purchase requirements as defined in the agreement. This Promotion Agreement accounted for more than 60% of the Company’s net revenue, but less than 26% of the Company’s gross profit and 11% of the Company’s by product contribution margin in 2006. This product accounted for more the 48% of the Company’s net revenue for the period ended June 12, 2007.In connection with the Promotion Agreement, the Company markets and sells the products under its name and reimburses the pharmaceutical manufacturer for the inventory based on a formula fully defined in the Promotion Agreement. The Company’s supplier decided not to renew this contract and it expired on May 18, 2007. The Company is in discussions with the manufacturer to renew the agreement for an additional one year period. External costs associated with entering into this agreement were expensed as incurred.

During 2005, the Company paid $0.3 million for Rondec, a pediatric patient respiratory product. The Company is amortizing this asset over a period of 15 years.

During 2004, the Company entered into a Manufacturing, License and Distribution Agreement for a pharmaceutical product (“Methylin’) with a pharmaceutical manufacturer, whereby the Company is the sole provider of the Methylin product. In connection with the Manufacturing, License and Distribution Agreement, the Company paid a fee of $0.3 million. Additionally the Company paid an additional $0.1 million to a consultant for arranging the transaction. The agreement requires royalty payments ranging from 5% to 7%, based on a net sales computation, as fully defined in the agreement, to be paid to the pharmaceutical manufacturer. Additionally, a pharmaceutical consultant is due a 1.5% royalty payment based on a net sales computation, as fully defined in the agreement. The total $0.3 million paid in connection with this agreement was recorded as an intangible asset and is being amortized over a period of 16 years.

Total accumulated amortization for the Company amounted to $765 thousand at December 31, 2006 and $1,343 thousand at June 12, 2007.

Amortization is calculated on a straight-line basis over the estimated useful life of the intangible asset. Estimated annual amortization expense for each of the five succeeding fiscal years and thereafter is as follows (in thousands):

Year	Amount

2007	$1,285
2008	1,285
2009	1,285
2010	1,285
2011	1,285
Thereafter	11,790

$18,215

6.                                      Retirement Plan

In 2004, the Company began a qualified defined contribution 401(k) plan, which provides benefits to substantially all employees. The annual contribution, if any, to the plan is at the discretion of the Board of Directors of the Company. The Company did not make any contributions to the plan during 2006.

7.             Commitments and Contingencies

The Company is obligated under the terms of an operating lease arrangement for its offices. Rent expense approximated $0.1 million for the year ended December 31, 2006.

The total minimum future commitments under the operating lease for years succeeding December 31, 2006 is as follows (in thousands):

Year	Amount

2007	$110
2008	113
2009	107

$330

The Company has employment contracts with certain executives, which provide for certain levels of severance in the event of termination without cause or for certain change of control events, as defined in the contracts.

The Company, through various agreements, has agreed to indemnify certain executives for certain events or occurrences arising as a result of the executives’ serving in such capacity. The maximum potential amount of future payments the Company could be required to make due to these indemnifications is unlimited, however, the Company believes the estimated fair value of these indemnifications is minimal and has no liabilities recorded for these agreements.

The Company has entered into business agreements with various pharmaceutical companies for purchasing pharmaceutical products and receiving royalty payments whereby actual payment practices have differed from the agreements. The Company has accrued for these transactions in accordance with the agreements and reserved for the receivables due to their uncertainty. The Company believes it should be able to resolve these matters in the future and could receive additional payments, which could result in additional income to the Company.

The Company is also involved with other various legal proceedings in the normal course of business. None of these proceedings are expected to have a material adverse effect on the financial statements.

8.             Related Party Transactions

In June 2006, the Company entered into an agreement with a lending institution (Note 2). This agreement included the execution of a Capital Call Agreement with a shareholder of the Company, whereby the shareholder has agreed to make a capital contribution in the event the Company is unable to meet an $8.0 million obligation under the Orapred license agreement of which $4.0 million was due and was paid in June 2006 and the remaining $4.0 million is due on June 1, 2007. The Capital Call Agreement includes the issuance of a warrant for the purchase of 252,480 shares of common stock to the shareholder for entering into the agreement (Note 3) and additional warrants will be issued in increments of 7,832.49 shares of common stock for each $0.1 million draw under the Capital Call Agreement, or any pro rata portion thereof, for a maximum of 626,599 shares of common stock. The warrants represent up to 5% of the Company’s common stock on a fully diluted basis. No amounts had been drawn on the Capital Call Agreement as of December 31, 2006.

In March 2007, the Company entered into a new revolving line of credit agreement to borrow up to $6.5 million which was personally guaranteed by one of the shareholders of the Company through a Commercial Pledge Agreement with the lending institution (Note 2). In connection with this personal guarantee of $6.5 million and the shareholder’s agreement to increase the guarantee up to $11.0 million, pursuant to an Agreement for Issuance of Stock, the shareholder was issued the right to purchase 356,967 shares of Unrestricted Stock, as defined, and 610,005 shares of Restricted Stock, as defined, of the Company which in aggregate represents up to 8.5% of the Company’s stock for $0.71 per share. On April 16, 2007, the restrictions on 375,361 shares were lifted. The Company recognized $2.4 million of expense related to these warrants. The remaining 234,644 shares of Restricted Stock will be forfeited back to the Company if the Company enters into a transaction resulting in a change of control of the Company prior to December 31, 2007. All of the stock purchase rights were immediately exercised in exchange for a subscription receivable evidenced by a promissory note totaling $0.7 million. The promissory note bears interest at 5.06% per annum with monthly interest-only payments until June 30, 2008, at which time the unpaid principal balance together with accrued interest is due. In the event that any of the Restricted Shares are forfeited, the outstanding principal balance of the related promissory note will be reduced by an amount equal to $0.71 per forfeited share. This note was forgiven as part of the acquisition by Sciele Pharma, Inc. (see Note 10).

In the event that the Company borrows in excess of $6.5 million with the lending institution and the lender requires additional personal guarantees by the shareholder, up to the $11.0 million maximum established by the shareholder, additional stock purchase rights will be issued at a rate of 13,590 shares for each $0.1 million guarantee or portion thereof for amounts guaranteed for more than 90 days.

9.                                      Liquidity and Management’s Plan

The majority of Company’s outstanding loans are classified as current obligations, it has negative working capital of approximately $15.5 million, and its Lindane Promotion Agreement has not been renewed. In April 2007, the Company entered into a merger agreement with Sciele Pharma, Inc. (“Sciele”) and expects the transaction will be completed in May 2007 (Note 10). The Company’s existing debt obligations are expected to be extinguished at the time of the closing. The Company is in discussions with the manufacturer to renew the agreement for an additional one year period. In the event the transaction with Sciele is not completed, the Company anticipates that cash flows from operations and further funding of its operations through debt, supported by shareholder guarantees, and equity transactions (including pursuing an initial public offering) will be sufficient to meet its financial needs during 2007.

10.                               2007 Events

On January 17, 2007, the Company made distributions to the shareholders of $1,360,000 in cash.

In March 2007, the Company entered into a new revolving line of credit agreement to borrow up to $6,500,000, which was personally guaranteed by one of the shareholders of the Company (Notes 2 and 8).

In April 2007, the Company reached an agreement to be purchased by Sciele Pharma, Inc. (“Sciele”). Sciele paid $109.8 million in cash for the Company, which includes approximately $14.1 million in indebtedness which was paid at closing. The agreement also includes potential payments of up to $62.5 million based on Sciele meeting certain profit targets and product development targets for the Company’s products. The transaction closed on June 12, 2007. As a result, the Company is a wholly-owned subsidiary of Sciele.

In connection with and simultaneous with the closing of the transaction with Sciele, the Company has agreed to forgive some of its various subscriptions and related notes receivables from its shareholders. As a result of the forgiveness the Company recognized $2.1 million in compensation for the period ended June 12, 2007.

In May 2007, the Company entered into an amendment to their Credit Agreement. This agreement provides a waiver for the prior loan covenant defaults and amends the covenant requirements going forward. The amendment also added a Mandatory Prepayment Date which is defined as the date of a merger between the Company and Sciele. This debt was extinguished and the Credit Agreement terminated as a result of the Company’s acquisition by Sciele Pharma, Inc.